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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                                 Entegris, Inc.
               --------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
               --------------------------------------------------
                         (Title of Class of Securities)


                                    29362U104
               --------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------------                              -------------------------
CUSIP No. 29362U104                  13G/A                 Page 2 of 5 Pages
-------------------------                              -------------------------


---------- --------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           WCB Holdings LLC, a Minnesota Limited Liability Company
---------- --------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    Not Applicable.
                            (a) [ ]
                            (b) [ ]
---------- --------------------------------------------------------------------
 3         SEC USE ONLY


---------- --------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           WCB Holdings L.L.C. is a limited liability company organized in the State of Minnesota.
---------- --------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             16,265,608
 NUMBER OF           ------- --------------------------------------------------
  SHARES                6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                    0
   EACH              ------- --------------------------------------------------
 REPORTING              7    SOLE DISPOSITIVE POWER
  PERSON
   WITH                      16,265,608
                     ------- --------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             0
---------- --------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,265,608
---------- --------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           22.8%
---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- --------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1.

         (a)      Name of Issuer:

                  Entegris, Inc.

         (b)      Address of Issuer's Principal Executive Office:

                  3500 Lyman Boulevard
                  Chaska, MN 55318

Item 2.

         (a)      Name of Person Filing:

                  WCB Holdings LLC

         (b)      Address of Principal Business Office:

                  950 Lake Drive
                  Chaska, MN 55317

         (c)      Citizenship:

                  Minnesota, U.S.A.

         (d)      Title of Class of Securities:

                  Common Stock, $.01 par value

         (e)      CUSIP Number:

                  29362U104

Item 3.  Not Applicable.

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Item 4.  Ownership

         (a)      Amount beneficially owned as of December 31, 2002:

                  16,265,608

         (b)      Percent of Class:

                  22.8%

         (c)      Number of Shares as to Which Such Person Has:

                  (i)      sole power to vote or direct the vote:

                           16,265,608

                  (ii)     shared power to vote or direct the vote:

                           Not applicable.

                  (iii)    sole power to dispose or direct the disposition of:

                           16,265,608

                  (iv) shared power to dispose or to direct the disposition of:

                           Not applicable.

Item 5.  Not Applicable.

Item 6.  Not Applicable.

Item 7.  Not Applicable.

Item 8.  Not Applicable.

Item 9.  Not Applicable.

Item 10. Not Applicable.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2003

                                       WCB Holdings LLC

                                       By: /s/ Anthony M. Marick
                                           -------------------------------
                                           Anthony M. Marick
                                           Chief Manager